ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: December 6, 2007

Leveraged Return Securities

Linked to the Dow Jones Industrial AverageSM

14 Month Maturity  ■  3x Leveraged Upside

Indicative Terms & Conditions – December 6, 2007	Offering Period: December 6, 2007 – December 14, 2007

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1, S&P’s AA)†

Offering	:	Leveraged Return Securities Linked to the Dow Jones Industrial AverageSM due February 19, 2009 (the “Securities”)

Denominations	:	$1,000 per Security (minimum investment $1,000)

Index	:	The Dow Jones Industrial AverageSM (Bloomberg: INDU)

Issue Price	:	100.00% of the face amount

Index Starting Level	:	The arithmetic average of the index closing levels for the five business days preceding and including the Trade Date

Index Ending Level	:	The arithmetic average of the index closing levels for the five business days preceding and including the Final Valuation Date

Index Return	:	(Index Ending Level – Index Starting Level) / Index Starting Level

Multiplier	:	3

Maximum Return	:	22.20%-24.00% (to be determined on the Trade Date)

Payment at Maturity	:

• If the product of the Index Return and the Multiplier is equal to or greater than the Maximum Return, your payment at maturity per $1,000 Security face amount will be calculated as follows:

$1,000 + ($1,000 x Maximum Return)

• If the Index Return is positive and the product of the Index Return and the Multiplier is less than the Maximum Return, your payment at maturity will be calculated as follows:

$1,000 + ($1,000 x Multiplier x Index Return)

• If the Index Return is zero or negative your payment at maturity will be calculated as follows:

$1,000 + ($1,000 x Index Return)

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (following business day convention)

Form of Security	:	Global, Book-Entry. The Securities will be represented by a single registered global security deposited with The Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas
†	A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency.

Discounts and Commissions	:	The Agents will not receive a commission in connection with the sale of the Securities. The Agents may pay referral fees to other broker-dealers of up to 0.30% or $3.00 per $1,000 security face amount.

Security Codes	:	CUSIP: 2515A0 GY 3 ISIN: US2515A0GY38

Relevant Dates

Offering Period	:	December 6, 2007 – December 14, 2007 at [2:00 p.m. EST]

Trade Date	:	December 14, 2007

Initial Settlement Date	:	December 19, 2007 (Three Business Days following the Trade Date)

Final Valuation Date	:	February 16, 2009

Maturity /Final Settlement Date	:	February 19, 2009 (Three Business Days following the Final Valuation Date)

Leveraged Return Securities Product Snapshot

Indicative Terms

Structure:

• Index:	The Dow Jones Industrial AverageSM (Bloomberg: INDU)
• Maturity:	February 19, 2009 (14 Months)
• Multiplier:	3x the Index Return
• Maximum Return:	22.20%-24.00% (to be determined on the Trade Date)

Positioning:

•	Equity alternative that facilitates a moderately bullish view on the Index.
•	3x leverage up to the Maximum Return on the Securities while maintaining a one-to-one downside performance exposure to the Index Return (no calls).

Best Case Scenario:

•

If the Index Ending Level is greater than the Index Starting Level, investors receive 300% of the Index Return at maturity up to a maximum of between 22.20%-24.00% (to be determined on the Trade Date) of the Index Starting Level. Not including your initial investment, the maximum total return is between 22.20%-24.00% (to be determined on the Trade Date).

•	An investment in the Securities is not callable.

Worst Case Scenario:

•	If the Index Ending Level is less than the Index Starting Level, you will lose 1.00% of your initial investment for every 1.00% decline in the Index Return.
•	Maximum loss is 100.00% of the initial investment.

Risk Considerations:

•

Because the Securities do not offer protection of your initial investment, and the return on the Securities is linked to the performance of the Index, you may lose up to 100% of your initial investment.

•	Your maximum gain on the Securities is limited to the Maximum Return. The Payment at Maturity will not exceed between 22.20%-24.00% (to be determined on the Trade Date) of your initial investment.
•	Return on the Securities is linked to the value of the Index (without taking into consideration the value of dividends paid on the component stocks of the Index).
•	An investment in the Securities is subject to the credit of the Issuer.

Investing in the Securities involves a number of risks. See “Selected Risk Factors” on the last page of this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•

Hypothetical scenario analysis contained herein does not reflect the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses an investor may incur in connection with the Securities.

•

No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

Selected Risk Factors

•

FULL MARKET RISK — You may lose some or all of your initial investment. The Securities do not guarantee any return of your initial investment and are fully exposed to any decline in the Index Return. For every 1% decline in the Index Return, you will lose 1% of your initial investment at maturity.

•

NO ASSURANCES OF MODERATE-RETURN ENVIRONMENT — While the Securities are structured to provide enhanced returns in a moderate return environment, we cannot assure you of the economic environment during the term or at maturity of your Securities.

•	MAXIMUM RETURN — Your appreciation potential is limited to the Maximum Return even if the Index Return is greater than the Maximum Return.

•

CREDIT OF ISSUER — An investment in the Securities is subject to the credit risk of the Issuer, and the actual and perceived creditworthiness of the Issuer may affect the market value of the Securities.

•

NO PERIODIC COUPON PAYMENTS, DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Securities, you will not receive periodic coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks underlying the Index would have.

•	THE SECURITIES ARE NOT THE SAME AS THE INDEX — Owning the Securities is not the same as owning the stocks composing the Index or a security directly linked to the performance of the Index.

•	LIMITED LIQUIDITY — The Securities offered hereby will not be listed and there will not be an active secondary trading market.

•

PRICE PRIOR TO MATURITY — The market price for the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; the composition of the Index; the dividend rate on the stocks composing the Index and changes that affect those stocks and their issuers; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of the Issuer.

•

EFFECT OF FEES ON SECONDARY MARKET PRICES — Generally, the price of the Securities in the secondary market is likely to be lower than $1,000 per Security on the issue date, because the issue price includes and the secondary market prices are likely to exclude commissions, hedging costs or other compensation paid with respect to the Securities.

•

DEUTSCHE BANK AG OR ITS AFFILIATES MAY AFFECT THE MARKET VALUE OF THE SECURITIES — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks composing the Index, or in futures, options, exchange-traded funds or other derivative products on the stocks comprising the Index, may adversely affect the market value of the stocks composing the Index, the level of the Index, and, therefore, the market value of the offering of Securities.

•

POTENTIAL CONFLICT OF INTEREST — Deutsche Bank AG and its affiliates may engage in business with the issuers of the stocks composing the Index, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Index Return and payment at maturity based on observed levels of the Index in the market. The calculation agent can postpone the determination of the Index Return or the Maturity Date if a market disruption event occurs on the Final Valuation Date.

•

POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS — Deutsche Bank AG or any of its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding a particular offering of Securities. Any research, opinions or recommendations could affect the value of the Index or the stocks included in the Index, and therefore the market value of the offering of Securities.

•

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 279Q, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement Q, term sheet No. 279Q and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

“Dow JonesSM” and “Dow Jones Industrial AverageSM” are service marks of Dow Jones and have been licensed for use by Deutsche Bank AG. The Securities are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. Dow Jones has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY